Exhibit 4.5

NOTICE

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE.

Warrant No. W-3	Date of Original Issue: Effective as of December 18, 2001

RELIANT PHARMACEUTICALS, INC.

COMMON STOCK PURCHASE WARRANT

WARRANT TO PURCHASE UP TO 17,458 SHARES OF COMMON STOCK OF RELIANT PHARMACEUTICALS, INC.

This certifies that, for value received, THE BAY CITY CAPITAL FUND III COINVESTMENT FUND, L.P. and its permitted successors and assigns (“Holder”), is entitled, subject to the terms set forth below, to purchase from RELIANT PHARMACEUTICALS, INC., a Delaware corporation (formerly Reliant Pharmaceuticals, LLC, a Delaware limited liability company) (the “Company”), up to Seventeen Thousand Four Hundred Fifty-Eight (17,458) (as adjusted pursuant hereto, the “Exercise Number”) shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company, at a purchase price per share of $0.01 (the “Purchase Price”). The Common Stock purchasable upon exercise of this Warrant (this “Warrant”), as adjusted from time to time pursuant to the provisions hereof, are hereinafter referred to as the “Warrant Stock”.

1. Exercise.

(a) Manner of Exercise. This Warrant may be exercised by the Holder, in whole or in part, by surrendering this Warrant, with the purchase form appended hereto as Exhibit A duly executed by such Holder or by such Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Purchase Price payable in respect of the number of shares of Warrant Stock purchased upon such exercise. The Purchase Price may be paid by cash, check, wire transfer or by the surrender of promissory notes or other instruments representing indebtedness of the Company to the Holder.

(b) Effective Time of Exercise. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 1(a) above. At such time, the person or persons in whose name or names any Warrant Stock shall be issuable upon such exercise as provided in Section 1(d) below shall be deemed to have become the holder or holders of record of such Warrant Stock.

(c) Net Issue Exercise.

(i) In lieu of exercising this Warrant in the manner provided above in Section 1(a), the Holder may elect to receive Warrant Stock equal to the value of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company, together with notice of such election, in which event the Company shall issue to such Holder a number of shares of Warrant Stock computed using the following formula:

X =	Y (A - B)
A

Where:

X =	The number of shares of Warrant Stock to be issued to the Holder.

Y =	The number of shares of Warrant Stock purchasable (or to be purchased) under this Warrant (at the date of such calculation).

A =	The fair market value of one share of Warrant Stock (at the date of such calculation).

B =	The Purchase Price (as adjusted to the date of such calculation).

(ii) For purposes of this Section 1(c), the “fair market value” of a share of Warrant Stock on the date of calculation shall mean with respect to such share of Warrant Stock:

(A) if the exercise of this Warrant is in connection with an initial public offering of any Common Stock or equivalent equity securities of the Company (which, for the purposes of this Section 1(c)(ii), shall be deemed to include any successor entity thereto), and if the Company’s Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share of Warrant Stock shall be the initial “Price to Public” for such share of Common Stock or equivalent equity securities (expressed on a per share of Common Stock basis) specified in the final prospectus with respect to the offering;

(B) if this Warrant is exercised after, and not in connection with, the Company’s initial public offering, and if the Common Stock or equivalent equity securities of the Company are traded on a securities exchange or the Nasdaq Stock Market or actively traded over-the-counter:

(1) if the Common Stock or equivalent equity securities of the Company are traded on a securities exchange or the Nasdaq Stock Market, the fair market value per share of Common Stock or equivalent equity security shall be deemed to be the product of (x) the average of the closing prices of such Common Stock or equivalent equity securities over a thirty (30) day period ending three days before date of calculation and (y) the number of shares of Common Stock or equivalent equity securities to which each share of Warrant Stock relates on such date; or

(2) if the Common Stock or equivalent equity securities of the Company are actively traded over-the-counter, the fair market value shall be deemed to be the product of (x) the average of the closing bid or sales price (whichever is applicable) of such Common Stock or equivalent equity securities over the thirty (30) day period ending three days before the date of calculation, and (y) the number of shares of Common Stock or equivalent equity securities to which each share of Warrant Stock relates on such date; or

(C) if neither (A) nor (B) is applicable, the fair market value per share of Warrant Stock shall be the highest price per share of Common Stock or equivalent equity security which the Company could obtain on the date of calculation from a willing buyer (not a current employee, member or manager) for Common Stock or equivalent equity securities sold by the Company, as determined in good faith by the Board of Directors (or committee thereof) of the Company, unless the Company is at such time subject to an acquisition as described in Section 6(b) below, in which case the fair market value per share of Warrant Stock shall be deemed to be the value to be received by the holders of the Common Stock or equivalent equity securities for each share of Common Stock or equivalent equity security pursuant to such acquisition.

(d) Issuance of Common Stock to Holder. As soon as practicable after the exercise of this Warrant in whole or in part, and in any event within ten (10) days thereafter, the Company at its expense will cause to be issued in the name of the Holder, or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct:

(i) that number of shares of Warrant Stock to which such Holder shall be entitled (and, to the extent that the Holder is not already a stockholder of the Company, the Holder shall execute and deliver to the Company a joinder to the Company’s Stockholders’ Agreement as then in effect), and

(ii) in case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Warrant Stock equal (without giving effect to any adjustment therein) to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise as provided in Section 1(a) or Section 1(c) above.

(e) Execution of Stockholders’ Agreement. As a condition to the initial exercise of this Warrant, in the event that Holder is not already a stockholder of the Company, Holder shall execute a signature page to the Stockholders’ Agreement of the Company as then in effect, agreeing to be bound as a stockholder holding Common Stock thereunder.

(f) Registration Rights Agreement. The Holder, once he or it executes a joinder to the Second Amended and Restated Registration Rights Agreement of the Company dated as of September 25, 2003 (as the same may be amended from time to time, (the “Registration Rights Agreement”) shall be entitled to registration rights in respect of the Warrant Stock pursuant to the terms and conditions of that certain Registration Rights Agreement of the Company.

2. Adjustments and Fixing of Exercise Number.

(a) Stock Splits and Distributions. If, at any time following the date hereof, the Company’s outstanding Common Stock shall be subdivided into a greater number of shares or a distribution in Common Stock (or securities convertible into or exchangeable for Common Stock) shall be made in respect of Common Stock, the Exercise Number in effect immediately prior to such subdivision or at the record date of such distribution shall simultaneously with the effectiveness of such subdivision or immediately after the record date of such distribution be proportionately increased. If outstanding Common Stock shall be combined into a smaller number of shares of stock, the Exercise Number in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately reduced. Notwithstanding any adjustment required to be made in the Exercise Number pursuant to this Section 2(a), the Purchase Price shall at all times remain the same.

(b) Reclassification, Etc. In case there occurs any reclassification or change of the outstanding securities of the Company or of any reorganization of the Company (or any other entity the equity securities of which are at the time receivable upon the exercise of this Warrant) or any similar reorganization on or after the date hereof, then and in each such case the Holder, upon the exercise hereof at any time after the consummation of such reclassification, change, or reorganization shall be entitled to receive, in lieu of the other securities and property receivable upon the exercise hereof prior to such consummation, the other securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section 2.

3. Transfers.

(a) Unregistered Security. Each Holder of this Warrant acknowledges that this Warrant, the Warrant Stock and the Common Stock of the Company have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”). Each Holder agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant, any Warrant Stock issued upon its exercise or any other Common Stock of the Company in the absence of (i) an effective registration statement under the Securities Act as to this Warrant, such Warrant Stock or such Common Stock and registration or qualification of this Warrant, such Warrant Stock or such Common Stock under any applicable United States federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company, that such registration and qualification are not required. Each certificate or other instrument for Warrant Stock issued upon the exercise of this Warrant shall bear a legend substantially to the foregoing effect.

(b) Transferability. Subject to the provisions of Section 3(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit B hereto) at the principal office of the Company.

(c) Warrant Register. The Company will maintain a register containing the names and addresses of the Holders of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Holder may change such Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

4. No Impairment. The Company will not, by amendment of its certificate of incorporation, by-laws or similar organizational or governing documents, through reorganization, consolidation, merger, dissolution, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against impairment.

5. Termination. This Warrant (and the right to purchase securities upon exercise hereof) shall terminate upon the earlier to occur of (a) the fifth (5th) anniversary of the date of original issue hereof, and (b) the mutual agreement of the Holder and the Company.

6. Notices of Certain Transactions. In case at any time prior to the exercise of this Warrant in full:

(a) the Company shall authorize the granting to all the holders of Common Stock of rights to subscribe for or purchase any shares or any other rights of the Company;

(b) there shall be any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding Common Stock);

(c) there shall be any capital reorganization by the Company;

(d) there shall be a consolidation or merger involving the Company or sale of all or substantially all of the Company’s property and assets (except a merger or other reorganization in which the Company shall be the surviving entity or a consolidation, merger or sale with a wholly-owned subsidiary);

(e) there shall be voluntary or involuntary dissolution, liquidation and winding up by the Company or distribution to holders of Common Stock (other than the Company’s customary distributions); or

(f) the closing of an initial public offering of any shares of Common Stock or equivalent equity securities of the Company (which, for the purposes of this Section 6(f), shall be deemed to include any successor entity thereto), then in any one or more of said cases, the Company shall cause to be delivered to the Holder, at the earliest practicable time, notice of the date on which the books of the Company shall close or a record shall be taken for such distribution or subscription rights or such reorganization, sale, consolidation, merger, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also set forth such facts as shall indicate the effect of such action (to the extent such effect may be known at the date of such notice) on this Warrant and the Warrant Stock, including on the Exercise Number. Such notice shall also specify the date, if known, of the relevant event.

7. Exchange of Warrants. Upon the surrender by the Holder of any Warrant or Warrants, properly endorsed, to the Company at the principal office of the Company, the Company will, subject to the provisions of Section 3 hereof, issue and deliver to or upon the order of such Holder, at the Company’s expense, a new Warrant or Warrants of like tenor, in the name of such Holder or as such Holder (upon payment by such Holder of any applicable transfer taxes) may direct, calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of the Warrant or Warrants so surrendered.

8. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Notices. All notices, demands, consents, approvals, requests or other communications which any of the parties to this Warrant may desire or be required to give hereunder (collectively, “Notices”) shall be in writing and shall be given by registered or certified mail, return receipt requested, with postage prepaid, by a nationally recognized overnight courier, or by telecopier (facsimile) addressed as follows:

If to the Company:	Reliant Pharmaceuticals, Inc. 110 Allen Road Liberty Corner, New Jersey 07938 Attention: Chief Financial Officer Telephone: (908) 580-1200 Facsimile: (908) 580-9405

If to any Holder, to such Holder at the address most recently furnished by such Holder in writing to the Company. The Company or any Holder may change its address for Notices hereunder by a Notice given pursuant to this Section 9. A Notice sent in compliance with the provisions of this Section 9 shall be deemed given on the third business day next succeeding the day on which it is sent if sent by registered or certified mail or on the first business day following the day on which the notice was delivered to an overnight courier or, if notice is given by facsimile, upon facsimile confirmation that such Notice was received.

10. No Rights as Stockholder. Until the exercise of this Warrant, the Holder of this Warrant shall not have or exercise any rights by virtue hereof as a stockholder of the Company.

11. No Fractional Shares of Stock. No fractional shares of Common Stock will be issued in connection with any exercise hereunder. In lieu of any fractional shares of stock which would otherwise be issuable, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock on the date of exercise, as determined in good faith by the Company’s Board of Directors.

12. Amendment or Waiver. Any term of this Warrant may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

13. Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

14. Governing Law. This Warrant shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

15. Replacement Warrant. This Warrant replaces, supersedes and restates that certain Warrant C-6 issued by Reliant Pharmaceuticals, LLC, the predecessor to the Company.

(Signature page follows.)

IN WITNESS WHEREOF, the undersigned has issued and delivered this Warrant effective as of the date and year first above written.

RELIANT PHARMACEUTICALS, INC.

By:	/s/ Joseph J. Krivulka
Name:	Joseph J. Krivulka
Title:	President

Acknowledged and Accepted:

THE BAY CITY CAPITAL FUND III

COINVESTMENT FUND, L.P.

By: Bay City Capital Management III, LLC
Its: General Partner

By:	/s/ Fred Craves
Name:	Fred B. Craves
Title:	Managing Director

EXHIBIT A

PURCHASE FORM

To: RELIANT PHARMACEUTICALS, INC.

The undersigned, pursuant to the provisions set forth in the attached Warrant No. W-3, hereby irrevocably elects to purchase              shares of Common Stock covered by such Warrant and herewith makes payment of $            , representing the full purchase price for such shares at the price per share provided for in such Warrant.

Signature:
Name (print):
Title (if applic.)
Company (if applic.):

Dated: , 200

-i-

EXHIBIT B

ASSIGNMENT FORM

FOR VALUE RECEIVED,                                                               hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of Common Stock covered thereby set forth below, unto:

Name of Assignee	Address/Fax Number	No. of Shares of Common Stock

Dated:	Signature:

Witness: